Exhibit 99.1

PRESS RELEASE | August 29, 2023 | NASDAQ: PLL

PIEDMONT LITHIUM RECEIVES PARTIAL PREPAYMENT FOR
INAUGURAL SHIPMENT UNDER NAL OFFTAKE AGREEMENT

•	Partial prepayment of $31.6 million for September shipment of 15,000 dry metric tons of lithium concentrate
•	NAL ramp up progressing well and meeting Piedmont’s production expectations for 2023
•	Piedmont’s 2023 shipments under NAL offtake expected to total 56,500 dry metric tons

BELMONT, North Carolina, August 29, 2023 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading global supplier of lithium resources critical to the U.S. electric vehicle supply chain, today announced receipt of a $31.6 million partial prepayment for the sale of 15,000 dry metric tons (“dmt”) of 5.4% Li2O lithium concentrate on an FOB vessel basis (Incoterms 2020) to a major international trading company (“Buyer”). Vessel loading is scheduled for mid-September. The prepayment increased Piedmont’s cash position to approximately $100 million, reinforcing Piedmont’s strong balance sheet.

North American Lithium (“NAL”) commenced commercial production in March 2023 and delivered its first joint venture shipment of 20,500 dmt to a third-party in early August. Production ramp up continues to progress well, and Piedmont expects to receive, at a minimum, its full 2023 offtake allocation of 56,500 dmt of lithium concentrate (“PLL Shipments”), with the balance to be sold by the joint venture (“JV Shipments”).

“This is a significant day for Piedmont Lithium as we announce the first shipment of lithium concentrate under our offtake agreement with NAL and the receipt of a prepayment, which significantly increases our cash position,” said Keith Phillips, President and CEO of Piedmont. “We look forward to the additional Piedmont Shipments and JV Shipments planned for 2023, and we expect sales from Piedmont Shipments to help fund our strategic initiatives while reducing our need to raise equity in the market.

“Additionally, we acknowledge the board level changes of our partner, Sayona Mining. We would like to thank Brett Lynch for his vision, which enabled Piedmont and Sayona Mining to successfully acquire and restart the NAL operations, and we look forward to continued success as we welcome James Brown as the interim CEO of Sayona Mining.”

For further information, contact:

Erin Sanders SVP, Corporate Communications & Investor Relations T: +1 704 575 2549 E: esanders@piedmontlithium.com	Christian Healy/Jeff Siegel Media Inquiries E: Christian@dlpr.com E: Jeff@dlpr.com

About Piedmont Lithium
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development construction and production activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.